Exhibit 3.1(30)

DUPLICATE FOR THE FILE.
No. 237226
Certificate of Incorporation
I Hereby Certify, That
COOKE BROS. (TATTENHALL), LIMITED
is this day Incorporated under the Companies Acts, 1908 to 1917, and that the Company is Limited.
Given under my hand at London this sixteenth day of February One Thousand Nine Hundred and Twenty Nine.
Registrar of Joint Stock Companies.
Date